Exhibit 99.1

Vincera/LSAC Merger and Merger Close Conference Call Script

Vincera Pharma Participants:

Dr. Ahmed Hamdy, Chief Executive Officer Vincera Pharma

Dr. Raquel Izumi, Chief Operations Officer Vincera Pharma

Dr. Stuart Hwang, Chief Business Officer Vincera Pharma

Mr. Alex Seelenberger, Chief Financial Officer Vincera Pharma

LSAC Participants:

Dr. Andrew McDonald, Chief Executive Officer LSAC

Operator:

Good morning and thank you for joining the Vincera Pharma LifeSci Acquisition joint conference call. My name is XXXXX, and I will serve as your conference call Operator. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

Joining me on the call today will be Dr. Andrew McDonald, Chief Executive Officer of LSAC, Dr. Ahmed Hamdy, Chief Executive Officer of Vincera Pharma, Dr. Raquel Izumi, Chief Operations Officer of Vincera Pharma, Alex Seelenberger, Chief Financial Officer of Vincera Pharma and Dr. Stuart Hwang, Chief Business Officer of Vincera Pharma.

Before we begin, I would like to remind everyone that today’s conference call will include certain forward-looking statements, including statements about:

•	our plans and prospects;

•	our pipeline and the attributes of various programs in our pipeline;

•	the focus of our business; and

•	the timing and outcome of our development activities and our preclinical and clinical programs.

These statements constitute forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act.

Actual results could differ materially from our expectations discussed on this call. We refer you to the definitive proxy statement of LifeSci Acquisition Corp filed with the SEC on December 7, 2020, and in particular to the section entitled Risk Factors, for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof.

I’ll now turn the call over to Dr. Andrew McDonald. Dr. McDonald, you may now begin.

Dr. Andrew McDonald:

Thank you, Operator, and thanks to everyone joining us this morning.

Our goal at LSAC was to the leverage our sector expertise to identify an exceptional investment opportunity with the potential to lead to transformative treatments and technologies. We believe we identified that opportunity in Vincera Pharma and look forward to having the opportunity to share our vision for the future with you today.

Starting off, Vincera Pharma had a management team with an impressive track record of success. To provide some context, at Pharmacyclics, members of the team developed ibrutinib’s Phase 2 program, which garnered Break-through Designation and Accelerated Approval for 3 indications, with the company’s eventual acquisition by AbbVie for $21 billion in 2015. They then founded Acerta with acalabrutinib as a preclinical asset, ultimately reaching accelerated approval in four years. Again, there was a successful acquisition, with AstraZeneca swooping in for Phase 3 with $7 billion. This cohesive team, with a truly impressive track record in company creation, drug development, and approvals, is further bolstered by a team of world-class scientific advisors including Dr. John Byrd, a renowned leader in hematological malignancies. We could not be more confident that the team in place at Vincera Pharma is ready to execute.

Which brings us to the pipeline. Ahmed will provide an overview of Vincera Pharma’s oncology portfolio later in the call, but before that, I want to briefly touch upon why we were so excited about the opportunity. We believe the Vincera Pharma pipeline represents a unique immediate investment opportunity with its differentiated, potential best-in-class PTEFb clinical program with promising safety and demonstrated clinical activity. In addition, there is a next-generation bioconjugation platform, leveraging 10 years of discovery at Bayer, that has the potential to support the long-term growth of the Company. The Bayer licensing agreement was transformative for Vincera Pharma, and we are pleased to see these assets in the very capable hands at Vincera Pharma.

And before handing the call over to Ahmed, I would like to touch upon the highlights of the transaction. LSAC raised $66 million in its IPO, gaining the support of industry leading life sciences investors including Acuta, RTW Investments, Surveyor, Logos, EcoR1, Perceptive, Boxer, Monashee, Altium and Affinity. After the closing of the merger, Vincera Pharma received approximately $62 million, leaving them well positioned to accelerate the growth of their pipeline and advance their strategic clinical program which leverages multiple accelerated approval opportunities.

We are incredibly excited about what’s to come for Vincera Pharma.

And with that, I’d like to turn the call over to Ahmed.

Dr. Ahmed Hamdy:

Thank you, Andrew, and thanks to everyone for joining today.

When we founded Vincera Pharma, our vision was to bring together a team with real expertise in targeted oncology to advance potentially paradigm-shifting therapeutics with a strategic focus on opportunities with accelerated approval potential. In October, we were thrilled to announce a licensing agreement with Bayer which delivered a compelling oncology portfolio to Vincera Pharma, which in combination with our experienced leadership team and comprehensive business strategy, lays a strong foundation for both our immediate clinical progress and long-term potential.

As Andrew mentioned, our pipeline includes a selective, clinical-stage PTEFb/CDK9 inhibitor, as well as a preclinical bioconjugation platform that we believe has the potential to overcome the limitations of both small molecule and antibody drug conjugates.

So now let’s dive into our pipeline.

Starting first with our PTEFb/CDK9 program, Vincera Pharma’s immediate clinical opportunity. PTEFb, or positive transcription elongation factor beta, is a protein complex which includes cyclin dependent kinase 9, or CDK9, an important regulator of transcription. Importantly, PTEFb is a key target in oncology, with inhibition leading to the rapid depletion of short-lived mRNA transcripts of known oncogenes, including MCL1 and MYC.

CDK9 is an exciting and clinically validated target, with a number of trials evaluating CDK9 inhibitors, typically in the hematologic malignancy setting. However, we believe these programs had limited success stemming from a lack of specificity for CDK9, either acting as pan-CDK inhibitors or hitting multiple CDKs. And that is where our lead asset, VIP152, is highly differentiated. VIP152 is the most selective CDK9 inhibitor in the clinic, providing highly selective, and ATP independent inhibition of CDK9. In preclinical studies, we also see on-target activity with VIP152, inhibiting the transcription of key targets MYC and MCL1, which translate to reductions in MYC protein levels and induction of apoptosis.

In addition to being a highly specific and differentiated CDK9 inhibitor, VIP152 has shown encouraging signals of clinical activity in prior studies. In a Phase 1 dose-escalation, single-agent setting, we were most excited to see early signs of efficacy in DH-DLBCL, an extremely challenging and aggressive disease with activation of MYC and BCL2 or BCL6 genes. Specifically, a DH-DLBCL patient achieved a PET negative CR, which then led to an expansion cohort in DH-DLBCL for a total of 7 evaluable patients across the cohorts. In total there were two observed complete responses, or a 29% CR rate in these DH-DLBCL patients, which excitingly, have also been durable, with each patient continuing on treatment for over 2 and 3 years, respectively. These data are noteworthy, and we believe the observed response rate, durability of response, and manageable safety profile, even on long term treatment, speaks to the potential of this asset.

In addition to these results, we were also encouraged to see disease control in patients with heavily pretreated solid tumors, including one patient with pancreatic cancer and one patient with salivary gland cancer.

Taken together, these results suggest there is a significant opportunity for VIP152 across a broad range of aggressive, resistant cancers that overexpress MYC and MCL1 in hematological malignancies such as B-cell lymphoma, leukemias and myeloma, as well as solid tumors including ovarian, triple negative breast, and prostate cancers.

Given that, we plan to rapidly execute across a multi-arm Phase 1b study, with multiple opportunities for accelerated approvals. We have begun extensive preparation to initiate this open-label, multicenter study, building upon the prior results from the dose escalation phase of the study which was completed, with the MTD determined as 30mg. To provide a bit more detail on the multi-arm expansion cohort portion of the study, we will be further exploring the safety, anticancer activity and pharmacokinetics of VIP152 in three arms.

Arm 1 will be in relapsed/refractory NHL, specifically recruiting patients with double-hit diffuse large B cell lymphoma, transformed follicular lymphoma, Richter syndrome or blastoid mantle cell lymphoma, with 5 to 10 patients per group for a minimum of 20, and maximum 40 patients enrolled in the R/R aggressive NHL arm. All patients in Arm 1 must have confirmed MYC overexpression or translocations.

Arm 2 will be for patients with solid tumors who have had at least 2 prior lines of therapy with confirmed MYC overexpression or translocation across four cancer subtypes; ovarian, triple negative breast, castration-resistant neuroendocrine prostate, and any other solid tumor with MYC aberration. Again, each subtype will enroll between 5-10 patients, for a total in Arm 2 between 20 and 40 patients.

Finally, Arm 3 is in CLL patients who have failed BTK inhibitors and venetoclax in a total of 5-10 patients.

In total, the expansion portion of the study will target enrolling up to 90 patients, and we have made excellent progress in preparing for study initiation.

Overall, the opportunity with our PTEFb/CDK9 program is clear – we have what we believe is a best-in-class asset with broad clinical potential, robust preclinical data and encouraging signs of single agent activity. These attributes, in combination with multiple development paths with potential accelerated approvals across indications with significant commercial potential, and robust IP through 2033, leave us well positioned to rapidly execute across our clinical programs for a milestone rich 2021 and 2022.

Moving next to our proprietary bioconjugation platforms. Our preclinical programs are based on 10 years of discovery at Bayer that we believe are poised to overcome the challenges associated with both small molecule and antibody drug conjugates.

Our small molecule drug conjugate, or SMDC, VIP236, is the most advanced in the platform as a cancer cell surface targeting SDMC for highly aggressive and advanced diseases, including TNBC, colorectal cancer, SCLC, ovarian and RCC. Our approach relies on a tumor stroma activated conjugate with a small molecule ligand and new chemical entity payload delivered into tumor stroma.

We are encouraged by in vivo proof of concept preclinical studies in multiple tumor models, particularly given the tolerability profile even after repeated dosing. Importantly, we believe we can rapidly advance VIP236 to first in human studies in the first half of 2022 and look forward to continued progress with IND-enabling studies to bring a differentiated SDMC to patients with significant unmet need.

Which brings us finally to our next-generation antibody drug conjugate, or ADC, technology solutions. We believe our platform has the potential to overcome the main obstacles that have prevented these promising class of therapeutics from reaching their clinical potential—namely narrow therapeutic indexes due to off target toxicities, aggregation, and nonspecific uptake of ADCs.

Starting first with our solution to address narrow therapeutic indexes due to high-potency payloads – Our Kinesin Spindle Protein, or KSP, inhibitor is a novel payload class in ADCs that we believe provides a high potency, novel mechanism of action that importantly has low or no toxicity in non-dividing cells. In addition, our KSP inhibitor payload is compatible with many linker designs, providing flexibility and broad utility for this payload.

Our ADC platform has the potential to overcome off-target toxicities due to leaking and unspecific cleavage of highly-toxic, cell-permeable toxophores. Our technology addresses this in two key ways. First, we utilize a stable linker that is specifically cleaved by legumain, a tumor associated protease, ensuring tumor specific cleavage. Second, we also use a Cell Trapper™ technology, which is a chemical modification of the KSPi payload to reduce membrane permeability. Together, these technologies improve tumor specific activation by reducing unspecific uptake of released payload in healthy cells and by providing high and long-lasting tumor accumulation.

Our Cell Trapper™ technology also addresses the issue of aggregation and unspecific uptake because, unlike most ADC payloads, the Cell Trapper™ makes the KSPI payload hydrophilic, helping to prevent the lipophilic aggregations that have been problematic in the field.

With these key features, we believe we have a next-generation ADC platform that is poised to address the challenges ADCs have faced in the clinic. Our first ADCs, VIP943 and VIP924, will be developed for IL3RA and CXCR5 programs, respectively. We plan to rapidly advance these programs through preclinical studies with the goal of advancing to IND filings over the next 18-36 months. We are incredibly excited to advance this potentially transformative technology to patients across a range of aggressive hematological malignancies with poor prognosis.

In closing, we are thrilled to share our progress with you today. Our merger with LSAC has provided us with the opportunity and capital to enable our team to begin to rapidly advance what we believe are paradigm shifting therapeutics into the clinic.

Our clinical pipeline comes with the near-term opportunity of a potential best-in-class clinical asset with single-agent proof of concept in hand, and we are ready to launch a strategic clinical program with the potential for accelerated approvals and a compelling commercial opportunity in heme malignancies and solid tumors. In parallel, we intend to advance our preclinical bioconjugation platform with technology to address the limitations of both SDMCs and ADCs. We expect a milestone rich 2021 and 2022, with the start of clinical programs, early data, and potentially first in human studies for our SDMC program.

We look forward to continued progress and thank you for your support as we work to advance the mission of Vincera Pharma.

With that, we’ll open the call to questions.